Exhibit 3

RECAPITALIZATION AGREEMENT

by and among

SPIRIT AIRLINES, INC.,

POF SPIRIT FOREIGN HOLDINGS,

OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.

OCM SPIRIT HOLDINGS, LLC,

OCM SPIRIT HOLDINGS II, LLC,

OCM SPIRIT HOLDINGS III, LLC,

OCM SPIRIT HOLDINGS III-A, LLC,

INDIGO FLORIDA L.P.,

INDIGO MIRAMAR LLC,

INDIGO PARTNERS LLC,

JACOB SCHORR,

JULIANNE B. SCHORR,

THE DAVID B. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977,

THE DINA L. SCHORR TRUST U/T/A DATED JULY 1, 1980,

THE ELLIOTT A. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977,

THE RAPHAEL A. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977,

TAURUS INVESTMENT PARTNERS LLC,

EDWARD HOMFELD,

HOMFELD II, LLC,

MARK KAHAN 2005 IRREVOCABLE TRUST F/B/O ELIYAHU MOSHE KAHAN

AND

MARK KAHAN

Dated as of September 17, 2010

i

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT (this “Agreement”) is dated as of September 17, 2010, and is being entered into by and among Spirit Airlines, Inc., a Delaware corporation (the “Company”); POF Spirit Foreign Holdings, LLC, a Delaware limited liability company (“POF Spirit”); OCM Spirit Holdings, LLC, a Delaware limited liability company (“Holdings”); OCM Spirit Holdings II, LLC, a Delaware limited liability company (“Holdings II”); OCM Principal Opportunities Fund II, L.P., a Delaware limited partnership (“POF II”); OCM Principal Opportunities Fund III, L.P., a Delaware limited partnership (“POF III”); OCM Spirit Holdings III, LLC, a Delaware limited liability company (“Holdings III”); OCM Spirit Holdings III-A, LLC, a Delaware limited liability company (“Holdings III-A”); Indigo Florida L.P., a Cayman Islands exempt limited partnership, Indigo Miramar LLC, a Delaware limited liability company and Indigo Partners LLC, a Delaware limited liability company (collectively, the “Indigo Equityholders”); Jacob Schorr, Julianne B. Schorr, The David B. Schorr Trust U/T/A dated December 31, 1977, The Dina L. Schorr Trust U/T/A dated July 1, 1980, The Elliott A. Schorr Trust U/T/A dated December 31, 1977, and The Raphael A. Schorr Trust U/T/A dated December 31, 1977 (collectively, the “Schorr Family”), Taurus Investment Partners LLC, an Alaskan limited liability company (“Taurus” and together with the Schorr Family the “Schorr Parties”), Edward Homfeld and Homfeld II, LLC (collectively, the “Homfeld Parties”), Mark Kahan 2005 Irrevocable Trust f/b/o Eliyahu Moshe Kahan and Mark Kahan.

RECITALS

WHEREAS, the Company has issued (i) Pari Passu Notes in an aggregate principal amount of $2,772,117 to certain of the Equityholders as set forth on Exhibit A attached hereto; (ii) Subordinated Notes in an aggregate principal amount of $10,905,792 to certain of the Equityholders as set forth on Exhibit B attached hereto; (iii) Tranche A Notes in an aggregate principal amount of $66,682,548 to certain of the Equityholders as set forth on Exhibit C attached hereto; (iv) Tranche B Notes in an aggregate principal amount of $60,000,000 to certain of the Equityholders as set forth on Exhibit D attached hereto and (v) Short Term Notes in an aggregate principal amount of approximately $5,000,000 to certain of the Equityholders as set forth on Exhibit E attached hereto.

WHEREAS, Holdings and POF Spirit own an aggregate of 100,000 shares of Class A Preferred Stock, which shares accrue dividends on a daily basis at a rate of 5% per annum, and Edward Homfeld, Mark Kahan and Taurus own an aggregate of 2,850 shares of Class B Preferred Stock, which shares accrue dividends on a daily basis at a rate of 17% per annum, each subject to the terms of the Certificate of Incorporation.

WHEREAS, the payment of the principal amounts of any Notes and any accrued and unpaid interest thereon, or the redemption of any shares of Class A Preferred Stock or Class B Preferred Stock, is expressly subordinated to the Company’s obligations to Goldman Sachs pursuant to the Intercreditor Agreement and Reimbursement Agreement (the “Goldman Obligations”).

WHEREAS, in connection with and in order to facilitate an Initial Public Offering, and subject to any filings required by the HSR Act, and the related expiration or early termination of any required waiting period thereunder, the parties hereto wish to recapitalize the Company’s debt and equity securities such that (i) the Company pays all underwriter commissions and transactions expenses incurred in connection with the Initial Public Offering; (ii) Indigo Partners LLC receives Net Proceeds from the Initial Public Offering in an amount equal to $1,600,000 and terminates the Professional Services Agreement; (iii) certain of the Individual Equityholders receive Net Proceeds from the Initial Public Offering in an aggregate amount equal to $450,000; (iv) the Company retains Net Proceeds from the Initial Public Offering in an amount equal to $150,000,000, or a lesser amount as determined by the Board of Directors of the Company; (v) the remaining Net Proceeds of the Initial Public Offering are used by the Company to pay the outstanding principal amounts of the Short Term Notes, Tranche A Notes and Tranche B Notes and all accrued and unpaid interest thereon, with such accrued and unpaid interest being paid prior to the payment of any principal amounts, and to redeem certain outstanding shares of Preferred Stock in accordance with the Company’s Certificate of Incorporation; (vi) the principal amounts of all Notes and the accrued and unpaid interest thereon that will not be paid with the Net Proceeds of the Initial Public Offering, and all outstanding shares of Preferred Stock that will not be redeemed with the Net Proceeds of the Initial Public Offering, shall be exchanged for shares of Common Stock at the price per share equal to the public offering price per share in the Initial Public Offering (the “Offering Price”) and (vii) each share of Class B Common Stock shall be exchanged for one share of Common Stock or another non-voting security, which shall be convertible into Common Stock on a share-for-share basis at the election of the holder, as set forth herein; provided, that, if the Company has not paid all of the guarantee fees and other amounts owing to certain of the Equityholders pursuant to the Guarantee Fee Letter Agreement (the “Guarantee Fees”), then Net Proceeds from the Initial Public Offering shall be used to pay such Guarantee Fees prior to any payment in respect of any outstanding principal amounts of the Notes and all accrued and unpaid interest thereon or redemption of any outstanding shares of Class A Preferred Stock.

WHEREAS, in connection with the recapitalization, the Company, the Oaktree Equityholders and the Indigo Equityholders have agreed to amend the Investor Rights Agreement to (i) provide that Holdings II and the Indigo Equityholders shall have the right to sell shares of Capital Stock in the Initial Public Offering solely and to the extent that the underwriters of the Initial Public Offering exercise their overallotment option to purchase additional shares of Common Stock (the “Overallotment Option”) and (ii) amend the priority of the sale of shares of Capital Stock by the Oaktree Equityholders and the Indigo Equityholders with respect to registered offerings following the expiration or waiver of any lock-up periods applicable to the Initial Public Offering.

WHEREAS, if approved by the Board of Directors of the Company, immediately prior to the closing of the Initial Public Offering, the Company will enter into a tax receivable agreement and thereby distribute to each holder of Common Stock the right to receive such stockholders’ pro rata share of certain future payments related to the Company’s net operating loss, deferred interest deductions, and certain tax credits for federal income tax purposes (the “Tax Receivable Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, hereby as follows:

SECTION 1

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, each capitalized term has the meaning ascribed to it in this Section 1.1:

“Agreement” has the meaning ascribed to such term in the preamble hereto, as amended from time to time.

“Business” shall mean the business of the Company and its Subsidiaries as currently conducted.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Capital Stock” means the Common Stock, Class B Common Stock or Preferred Stock of the Company.

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, as amended to date.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.

“Class A Preferred Stock” means the Class A Preferred Stock of the Company, par value $0.0001 per share.

“Class B Preferred Stock” means the Class B Preferred Stock of the Company, par value $0.0001 per share.

“Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company, or any successor shares into which such Common Stock is exchanged or reclassified.

“Company” has the meaning ascribed to such term in the preamble hereto.

“Company Proceeds” has the meaning ascribed to such term in Section 2.4.

“Entity” has the meaning ascribed to such term in Exhibit F.

“Equityholders” mean, collectively, the Oaktree Equityholders, the Indigo Equityholders, the Schorr Parties, the Homfeld Parties, Mark Kahan 2005 Irrevocable Trust f/b/o Eliyahu Moshe Kahan and Mark Kahan.

“Exchange Act” has the meaning ascribed to such term in Exhibit F.

“Goldman Sachs” means Goldman Sachs Credit Partners L.P., a Bermuda limited partnership.

“Goldman Obligations” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee Fee Letter Agreement” shall mean that certain letter agreement, dated as of December 12, 2008, made by the Company in favor of Indigo Pacific Partners L.P., a Cayman Islands exempt limited partnership, Long Bar Miramar LLC, a Delaware limited liability company, POF II and POF III relating to payment of the Guarantee Fees.

“Guarantee Fees” has the meaning ascribed to such term in the preamble hereto.

“Holdings” has the meaning ascribed to such term in the preamble hereto.

“Holdings II” has the meaning ascribed to such term in the preamble hereto.

“Holdings III” has the meaning ascribed to such term in the preamble hereto.

“Holdings III-A” has the meaning ascribed to such term in the preamble hereto.

“Homfeld Parties” has the meaning ascribed to such term in the preamble hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indigo Equityholders” has the meaning ascribed to such term in the preamble hereto.

“Individual Equityholders” means, collectively, the Schorr Parties, Homfeld Parties, Mark Kahan 2005 Irrevocable Trust f/b/o Eliyahu Moshe Kahan and Mark Kahan.

“Individual Noteholders Fee” has the meaning ascribed to such term in Section 2.3.

“Initial Public Offering” shall mean the consummation by the Company of the sale of shares of Common Stock pursuant to a firm underwritten public offering registered on a registration statement on Form S-1 (or any successor thereto) and made effective pursuant to the Securities Act, that results in aggregate gross proceeds to the Company in such Public Offering of at least $200,000,000.

“Intercreditor Agreement” means that certain Amended and Restated Shareholder Note Intercreditor Agreement, dated as of July 13, 2006, by and among the Company, Goldman Sachs and the other parties thereto.

“Investor Rights Agreement” means the Second Amended and Restated Investor Rights Agreement, dated as of July 13, 2006, by and among the Company, the Equityholders and the other parties thereto, as amended to date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, security agreement, encumbrance, charge, option or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidation Value” has the meaning ascribed to such term in the Certificate of Incorporation.

“Lock-up Agreement” has the meaning ascribed to such term in Section 3.4.

“Lock-up Period” has the meaning ascribed to such term in Exhibit F.

“Material Adverse Effect” means any event, change or development, or combination of events, changes or developments, individually or in the aggregate, that has or would reasonably be expected to have a material adverse effect on the Business, results of operations, assets, liabilities, operations, property, prospects or financial condition of the Company, or the Company and its Subsidiaries taken as a whole.

“Net Proceeds” has the meaning ascribed to such term in Section 2.1.

“Notes” mean, collectively, the Pari Passu Notes, Subordinated Notes, Tranche A Notes, Tranche B Notes and Short Term Notes.

“Oaktree Equityholders” mean, collectively, Holdings II, Holdings III, Holdings III-A, POF II and POF III.

“Offering Price” has the meaning ascribed to such term in the recitals hereto.

“Overallotment Option” has the meaning ascribed to such term in the recitals hereto.

“Pari Passu Notes” means those certain notes issued by the Company to certain shareholders of the Company and described on Exhibit A attached hereto as such notes are in effect as of the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“POF II” has the meaning ascribed to such term in preamble hereto.

“POF III” has the meaning ascribed to such term in preamble hereto.

“POF Spirit” has the meaning ascribed to such term in the preamble hereto.

“Preferred Stock” means the Class A Preferred Stock and the Class B Preferred Stock.

“Professional Services Agreement” means the Professional Services Agreement, dated as of July 13, 2006, between the Company and Indigo Partners LLC.

“Pro Rata Basis” has the meaning ascribed to such term in Section 2.8(a).

“Reimbursement Agreement” means that certain Letter of Credit Reimbursement Agreement, dated as of July 15, 2005, by and among the Company and Goldman Sachs, as amended and reaffirmed from time to time.

“Remaining Proceeds” has the meaning ascribed to such term in Section 2.5.

“Requisite Equityholders” means the Indigo Equityholders and the Oaktree Equityholders.

“Schorr Family” has the meaning ascribed to such term in the preamble hereof.

“Schorr Parties” has the meaning ascribed to such term in the preamble hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Amended and Restated Securities Purchase Agreement, dated as of July 13, 2006, by and among the parties hereto.

“Security Agreement” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Short Term Notes” means those certain notes issued by the Company and described on Exhibit E attached hereto as such notes are in effect as of the date hereof.

“Subordinated Notes” means those certain notes issued by the Company and described on Exhibit B attached hereto as such notes are in effect as of the date hereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles applied in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Taurus” has the meaning ascribed to such term in the preamble hereof.

“Tax Receivable Agreement” has the meaning ascribed to such term in the preamble hereto.

“Termination Fee” has the meaning ascribed to such term in Section 2.2 hereof.

“Tranche A Notes” means those certain notes issued by the Company and described on Exhibit C attached hereto as such notes are in effect as of the date hereof.

“Tranche B Notes” means those certain notes issued by the Company and described on Exhibit D attached hereto as such notes are in effect as of the date hereof.

“UCC” means the Uniform Commercial Code as adopted in the States of New York and Florida, as from time to time amended.

“Underwriting Agreement” has the meaning ascribed to such term in Exhibit F.

Section 1.2 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and conversely; words importing one gender include the others; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the word “or” shall not be exclusive (i.e., shall be deemed to include “and/or”); the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to such parts of this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of any Governmental Authority, Persons succeeding to their respective functions and capacities.

SECTION 2

RECAPITALIZATION

Section 2.1 Expenses of the Initial Public Offering. The Company shall pay all (i) of its underwriters commissions and (ii) transaction expenses of the Company, the Indigo Equity Holders and the Oaktree Equityholders incurred, as estimated in good faith by the Chief Financial Officer of the Company, in connection with an Initial Public Offering, and all remaining net proceeds (the “Net Proceeds”) received by the Company shall be applied as set forth in this Section 2. The selling stockholders in the Overallotment Option shall pay all underwriters commissions for any shares of Common Stock sold in the Overallotment Option, and the Company shall pay all transaction expenses incurred in connection with the Overallotment Option.

Section 2.2 Termination of Professional Services Agreement. At the closing of the Initial Public Offering, the Company shall apply a portion of Net Proceeds of the Initial Public Offering to pay in immediately available funds to Indigo Partners LLC a fee equal to $1,600,000 (the “Termination Fee”). Upon payment of the Termination Fee, the Professional Services Agreement shall be terminated and shall be of no further force and effect and no further payments shall be due, or payable, and the Company shall have no further liability, under or in respect of the Professional Services Agreement, without any further or additional action by any of the parties thereto; provided, that, Sections 7 and 8 of the Professional Services Agreement shall survive such termination.

Section 2.3 Individual Noteholders Fee. Following the payment of underwriters commissions, transaction expenses and the Termination Fee, at the closing of the Initial Public Offering, the Company shall apply a portion of Net Proceeds of the Initial Public Offering to pay an aggregate sum of $450,000 to certain of holders of the Pari Passu Notes and the Subordinated Notes as follows (i) Jacob Schorr an amount equal to $275,000, (ii) Edward Homfeld an amount equal to $152,000 and (iii) Mark Kahan an amount equal to $23,000 (such amounts, in the aggregate, the “Individual Noteholders Fee”).

Section 2.4 Proceeds to the Company. Following the payment of underwriters commissions, transaction expenses, the Termination Fee and the Individual Equityholders Fee, at the closing of an Initial Public Offering, the Company shall retain Net Proceeds equal to $150,000,000, or another amount as determined by the Board of Directors of the Company not to exceed $150,000,000 (the “Company Proceeds”), prior to the payment of the outstanding principal amount and accrued and unpaid interest on the Notes, redemption of any shares of Preferred Stock or, if applicable, payment of the Guarantee Fees.

Section 2.5 Repayment of Notes and Redemption of Preferred Stock. Following the receipt by the Company of the Company Proceeds and the payment of (x) the Termination Fee, (y) the Individual Noteholders Fee and (z) any amounts payable pursuant to Section 2.5(e), and immediately upon the closing of an Initial Public Offering, the remaining Net Proceeds of the Initial Public Offering (the “Remaining Proceeds”) shall be paid to the holders of Short Term Notes, Tranche A Notes, Tranche B Notes and Preferred Stock as follows:

(a) Twenty-five percent (25%) of Remaining Proceeds shall be used (i) first to repay the accrued and unpaid (by way of PIK or otherwise) interest and then outstanding principal amounts on the Short Term Notes held by the Indigo Equityholders on a pro rata basis determined by the principal amount of the Short Term Notes held by each of the Indigo Equityholders and (ii) second to repay the accrued and unpaid (by way of PIK or otherwise) interest and then outstanding principal amounts on the Tranche B Notes held by the Indigo Equityholders on a pro rata basis determined by the principal amount of the Tranche B Notes held by each of the Indigo Equityholders. Notwithstanding the foregoing, upon written instruction delivered to the Company prior to the Initial Public Offering, the Indigo Equityholders shall have the right to amend the foregoing priority and order in which the outstanding principal amount and accrued and unpaid interest on Short Term Notes and Tranche B Notes is paid to the Indigo Equityholders pursuant to this Section 2.5(a).

(b) Seventy-five percent (75%) of Remaining Proceeds shall be used (i) first to repay the accrued and unpaid interest (by way of PIK or otherwise) interest and then outstanding principal amounts on the Short Term Notes held by the Oaktree Equityholders on a pro rata basis determined by the principal amount of the Short Term Notes held by each of the Oaktree Equityholders; (ii) second to repay accrued and unpaid (by way of PIK or otherwise) interest and then outstanding principal amounts on the Tranche B Notes held by the Oaktree Equityholders on a pro rata basis determined by the principal amount of the Tranche B Notes held by each of the Oaktree Equityholders; (iii) third to repay accrued and unpaid (by way of PIK or otherwise) interest and then outstanding principal amounts on the Tranche A Notes held by the Oaktree Equityholders and redeem the Class B Preferred Stock held by Mr. Kahan pursuant to the terms and conditions of the Certificate of Incorporation on a pro rata basis determined by the principal amount and accrued and unpaid interest (by way of PIK or otherwise) of the Tranche A Notes held by each of the Oaktree Equityholders and the Liquidation Value of the Class B Preferred Stock held by Mr. Kahan; and (iv) fourth to redeem the Class A Preferred Stock held by the Oaktree Equityholders pursuant to the terms and conditions of the Certificate of Incorporation and on a pro rata basis determined by the number of shares of Class A Preferred Stock held by each of the Oaktree Equityholders. Notwithstanding the foregoing, upon written instruction delivered to the Company prior to the Initial Public Offering, the Oaktree Equityholders shall have the right to amend the foregoing priority and order in which the outstanding principal amount and accrued and unpaid interest on Short Term Notes, Tranche A and Tranche B Notes is paid to the Oaktree Equityholders or the Class A Preferred Stock is redeemed from the Oaktree Equityholders pursuant to this Section 2.5(b); provided, that the amount payable to Mr. Kahan pursuant to Section 2.5(b)(iii) may not be reduced by such amendment without the written consent of Mr. Kahan. In connection with any redemption of Preferred Stock pursuant to this Section 2.5, each of the Oaktree Equityholders hereby waives the notice requirements set forth in Sections 2(e)(vi) and 3(e)(vi) of Article Four of the Certificate of Incorporation, and agrees that such redemption shall take place at the closing of the Initial Public Offering.

(c) The outstanding principal amount and accrued and unpaid interest on any Notes that will not be paid pursuant to this Section 2.5, and the shares of Preferred Stock that will not be redeemed pursuant to this Section 2.5, shall be exchanged or reclassified as the case may be into Common Stock pursuant to Section 2.6 of this Agreement.

(d) Each Equityholder expressly consents to the repayment of the Notes and redemption of shares of Preferred Stock as set forth in this Section 2.5.

(e) If the Company has not paid all of Guarantee Fees immediately prior to the Initial Public Offering, the parties agree that prior to the payment of any outstanding principal amounts and accrued and unpaid interest on any Notes or redemption of any outstanding shares of Class A Preferred Stock pursuant to this Section 2.5, Net Proceeds shall be used to pay such Guarantee Fees.

Section 2.6 Exchange of Remaining Notes and Preferred Stock. Substantially contemporaneously with an Initial Public Offering, any outstanding principal amount and accrued and unpaid interest on the Notes that will not be paid pursuant to Section 2.5, and any shares of Preferred Stock that will not be redeemed pursuant to Section 2.5, shall be exchanged or reclassified as the case may be as follows:

(a) The outstanding principal amount and accrued and unpaid interest on each of the Notes that will not be paid pursuant to Section 2.5 shall be automatically exchanged and, effective upon such exchange, canceled, and each Equityholder holding such Notes forgives and extinguishes all indebtedness represented by such Note, including all accrued and unpaid interest thereon, and waives receipt of all amounts due and owing on the Note, in exchange for a number of shares of Common Stock (rounded down to the nearest whole share) equal to the quotient of (i) the outstanding principal amount and accrued and unpaid interest on such Note divided by (ii) the Offering Price. The Company acknowledges and agrees that until such Notes are canceled or terminated pursuant to this Section 2.6 or otherwise, it will continue to pay in cash all outstanding current accrued interest owing on the Notes held by the Individual Equityholders. Each Equityholder holding a Note exchanged pursuant to this Section 2.6 agrees to the cancellation and termination of all rights relating to the Note upon the exchange of the Note, whether or not the Note has been surrendered. Notwithstanding the foregoing, such Equityholder agrees to surrender, on or before an Initial Public Offering, the Note to the Company for exchange and cancellation in connection herewith or to execute and deliver to the Company a lost note affidavit and indemnity.

(b) Each holder of shares of Class A Preferred Stock hereby consents and agrees that all shares of Class A Preferred Stock that will not be redeemed pursuant to Section 2.5 shall be exchanged or reclassified at the direction of the Company into a number shares Common Stock (rounded down to the nearest whole share) equal to the quotient of (i) the Liquidation Value for such share of Class A Preferred Stock plus any accrued and unpaid dividends divided by (ii) the Offering Price and hereby consents to any and all amendments to the certificate of incorporation of the Company as shall be necessary or desirable to effect such exchange or reclassification. Each holder of shares of Class B Preferred Stock hereby consents and agrees that all shares of Class B Preferred Stock that will not be redeemed pursuant to Section 2.5 shall be exchanged or reclassified at the direction of the Company into a number shares of Common Stock (rounded down to the nearest whole share) equal to the quotient of (i) the Liquidation Value for such share of Class B Preferred Stock plus any accrued and unpaid dividends divided by (ii) the Offering Price and hereby consents to any and all amendments to the certificate of incorporation of the Company as shall be necessary or desirable to effect such exchange or reclassification. Notwithstanding the foregoing, each holder of Class A Preferred Stock and

Class B Preferred Stock agrees to surrender, on or before an Initial Public Offering, the Class A Preferred Stock and Class B Preferred Stock certificates held by such holder for exchange and reclassification in connection herewith or to execute and deliver to the Company a lost stock certificate affidavit and indemnity.

(c) Each holder of shares of Class B Common Stock hereby consents and agrees that all shares of Class B Common Stock outstanding at the closing of the Initial Public Offering shall be exchanged or reclassified at the direction of the Company for one share of Common Stock and hereby consents to any and all amendments to the certificate of incorporation of the Company as shall be necessary or desirable to effect such reclassification; provided, that, at the written request of the Indigo Equityholders made prior to the Initial Public Offering, all or a portion of the shares of Class B Common Stock held by the Indigo Equityholders may remain as Class B Common Stock or be exchanged for shares of non-voting securities of the Company, such securities which may be created at any time prior to or in connection with the Initial Public Offering and will be convertible into Common Stock of the Company on a share-for-share basis at the election of the holder. Notwithstanding the foregoing, each holder of Class B Common Stock agrees to surrender, on or before an Initial Public Offering, the Class B Common Stock certificates held by such holder for exchange and reclassification in connection herewith or to execute and deliver to the Company a lost stock certificate affidavit and indemnity.

Section 2.7 Tax Receivable Agreement. If approved by the Board of Directors of the Company, in its sole and absolute discretion, immediately prior to the closing of an Initial Public Offering, the Company will enter into the Tax Receivable Agreement with certain of the Requisite Equityholders that will provide for future payments by the Company to our stockholders of record immediately prior to the IPO (taking into account the exchange or reclassification of the Notes and the Capital Stock of the Company pursuant to Section 2.6), based on the Company’s future utilization of certain net operating losses, deferred interest deductions and alternative minimum tax credits for federal income tax purposes.

Section 2.8 Investors Rights Agreement. Notwithstanding the provisions of Section 9 and 10 of the Investor Rights Agreement, the Company, the Oaktree Equityholders and the Indigo Equityholders agree that, effective upon consummation of the Initial Public Offering, the Investor Rights Agreement shall be deemed to have been amended to provide that:

(a) Solely to the extent that the Overallotment Option is exercised by the underwriters, (i) Holdings II shall have the right to first sell a number of shares of Common Stock in the Overallotment Option such that Holdings II receives, in the aggregate, an amount equal to $20,000,000 in gross proceeds (before deduction of underwriters commissions); (ii) to the extent there are any additional shares that may be sold in the Overallotment Option after the sale described in clause (i) of this Section 2.8(a), the Indigo Equityholders shall next have the right to sell a number of shares of Common Stock in the Overallotment Option such that the Indigo Equityholders receive, in the aggregate, an amount equal to $5,000,000 in gross proceeds (before deduction of underwriters commissions); and (iii) to the extent there are any additional shares that may be sold in the Overallotment Option after the sales described in clauses (i) and (ii) of this Section 2.8(a), the Oaktree Equityholders and the Indigo Equityholders shall have the right to sell shares of Common Stock owned by such Oaktree Equityholders and Indigo Equityholders on a Pro Rata Basis. For the purposes of this Section 2.8 only, a “Pro Rata

Basis” shall mean with respect to any Oaktree Equityholder or Indigo Equityholder the quotient of (x) the number of shares of Common Stock held by such Oaktree Equityholder or Indigo Equityholder following the recapitalization described in this Agreement and immediately prior to the Initial Public Offering, divided by (y) the number of shares of Common Stock beneficially owned by all Oaktree Equityholders and Indigo Equityholders following the recapitalization described in this Agreement and immediately prior to the Initial Public Offering.

(b) Notwithstanding the provisions of Section 9D and 10C of the Investor Rights Agreement, to the extent that Holdings II does not receive at least $20,000,000 in gross proceeds (before deduction of underwriters commissions) from the sale of Common Stock in the Overallotment Option and/or the Indigo Equityholders do not receive at least $5,000,000 in gross proceeds (before deduction of underwriters commissions) from the sale of Common Stock in the Overallotment Option, then, following the expiration of the lock-up period set forth in a lock-up agreement signed by such Equityholders pursuant to the Underwriting Agreement, whenever the Company proposes to register securities under the Securities Act (as defined in the Investor Rights Agreement) (other than pursuant to a registration on Form S-3 or S-8 or any successor or similar forms), the Company will include in such registration (i) first, the securities that the Company proposes to sell, (ii) second, Common Stock that Holdings II (or such other Oaktree Equityholders as shall be designated in writing by POF II and POF III) proposes to sell until such sellers have received gross proceeds (before deduction of underwriters commissions) equal to the difference between $20,000,000 and the gross proceeds of the sale of shares of Common Stock by Holdings II (or such other Oaktree Equityholders as shall be designated in writing by POF II and POF III) in the Overallotment Option and any other sales of Common Stock pursuant to this Section 2.8(b), (iii) third, Common Stock that the Indigo Equityholders propose to sell until the Indigo Equityholders have received gross proceeds (before deduction of underwriters commissions) equal to the difference between $5,000,000 and the gross proceeds of the sale of shares of Common Stock by the Indigo Equityholders in the Overallotment Option and any other sales of Common Stock pursuant to this Section 2.8(b), (iv) fourth, following the sales of Common Stock described in clauses (ii) and (iii) above, as set forth in the Investor Rights Agreement as in effect on the date hereof.

(c) All determinations made pursuant to this Section 2.8 shall be rounded down to the nearest full share.

(d) For the avoidance of doubt, for purposes of all calculation of shares owned by a party hereunder, the number of shares of Common Stock owned by Indigo shall be deemed to include all shares of Common Stock plus any shares of non-voting common stock.

Section 2.9 Termination of Security Agreement. Following the payments, redemptions and exchanges set forth in this Section 2, (i) the Company and the Equityholders shall use their commercially reasonable efforts to terminate the Security Agreement and any related financing statements made under the UCC, and (ii) each Equityholder terminates, releases and discharges, without recourse, all of the Liens on any assets of the Company created by the Notes.

Section 2.10 Regulatory Matters. All filings required under the HSR Act shall have been made, and any required waiting period thereunder shall have expired or been earlier terminated, prior to the consummation of any of the transactions contemplated by this Section 2. If any filings are required by the HSR Act for any transactions contemplated by this Section 2, the Company will cooperate reasonably with the Equityholders to prepare and make such filings and shall pay for any reasonable out-of-pocket expenses of the Equityholders made in connection with the preparation and filing of any filings required under the HSR Act, including, but not limited to, any filings made in connection with the conversion or exchange of any non-voting common stock into voting common stock of the Company.

SECTION 3

CERTIFICATE OF INCORPORATION; VOTING AND COOPERATION;

PROXY AND LOCK-UP

Section 3.1 Amendment to Certificate of Incorporation. The Company and the Equityholders shall take all reasonable steps necessary to amend, modify or waive the Certificate of Incorporation, to the extent necessary, to provide for the redemption, reclassification or exchange of the Preferred Stock and payment of the outstanding principal amounts and accrued and unpaid interest on the Notes as set forth in this Agreement.

Section 3.2 Voting and Cooperation. In order to facilitate the transactions contemplated by this Agreement, each Equityholder agrees to vote all of such Equityholder’s shares of Capital Stock in favor of any amendments, modifications or waivers of the Certificate of Incorporation in order to effect the transactions contemplated by this Agreement. In addition, each Equityholder agrees to execute and deliver all related documentation and take such other action in support of the transactions as contemplated by this Agreement as shall be reasonably requested by the Company.

Section 3.3 Proxy. To secure the obligations to vote the Capital Stock in accordance with this Agreement, each of the Individual Equityholders hereby appoints the Chairman of the Board of Directors of the Company and the Chief Executive Officer of the Company, from time to time, or their designees, as such Individual Equityholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Individual Equityholder’s Capital Stock in any way necessary to effect the transactions contemplated by this Agreement and to execute all necessary actions by written consent of the holders of such Individual Equityholder’s Capital Stock consistent with this Agreement on behalf of such Individual Equityholder if such Individual Equityholder fails to vote all of such Individual Equityholder’s Capital Stock or execute such other necessary actions by written consent within two (2) days of the Company’s or any other party’s written request for such Individual Equityholder’s written consent or signature. The proxy and power granted by each of the Individual Equityholders pursuant to this Section 3.3 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term of this Agreement.

Section 3.4 Lock-up Agreement. Each Individual Equityholder agrees in connection with the Initial Public Offering to be bound by the terms and conditions set forth hereto on Exhibit F (the “Lock-up Agreement”), such terms and conditions which are incorporated herein. The Company is an intended third party beneficiary of the Lock-up Agreement and has the right, power and authority to enforce the provisions thereof as though they were a party thereto. Without limiting the foregoing, the Company may impose stop-transfer instructions with respect to the shares of capital stock subject to the Lock-up Agreement.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Equityholders that, as of the date hereof, each of the following representations and warranties set forth below in this Section 4.1 is true and correct:

(a) Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its Business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b) Authorization; Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Consents and Approvals; No Conflicts. The transactions contemplated hereby (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, where failure to obtain such consent or approval would not reasonably be expected to have a Material Adverse Effect or other than as may be required under the HSR Act, (ii) will not violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority and (iii) will not violate any material Governmental Requirement.

Section 4.2 Representations and Warranties of the Equityholders. Each Equityholder, severally and not jointly, hereby, represents, warrants and covenants to the Company, as of the date hereof, as follows:

(a) Authorization; Enforceability. Such Equityholder, if not a natural person, has been duly formed and is validly existing as a legal entity in good standing under the laws of its jurisdiction of organization. Such Equityholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Equityholder, if a natural person, has the requisite legal capacity to execute and deliver this Agreement and to perform his/her obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Equityholder of this Agreement, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary actions of such Equityholder. This Agreement and all other documents referenced herein executed by such Equityholder have been duly and validly executed and delivered by such Equityholder and constitute the legal, valid and binding obligations of such Equityholder, enforceable against such Equityholder, in accordance with their terms, except to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) Compliance with Governmental Requirements and Other Instruments. The consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of the documents referenced herein to which such Equityholder is a party will not (i) contravene, result in any breach of, or constitute a default under, any charter or bylaws or other organizational documents of such Equityholder, or material agreement or instrument to which such Equityholder is a party, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Authority applicable to such Equityholder, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Equityholder.

(c) Acquisition for the Account of Each Equityholder. Such Equityholder is acquiring and will acquire all shares of Common Stock for its own account, with no present intention of distributing or reselling such shares of Common Stock or any part thereof in violation of applicable securities laws. Such Equityholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the shares of Common Stock to be received pursuant to this Agreement.

(d) Equityholder Acknowledgment. Such Equityholder has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and to review the Company’s operations and facilities. Such Equityholder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions the transactions contemplated by this Agreement. Such Equityholder believes it has received all the information it considers necessary or appropriate to determine whether to receive the shares of Common Stock as contemplated by this Agreement. Such Equityholder understands and acknowledges that such discussions, as well as any written information issued by the Company may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.

(e) Common Stock not Registered. Such Equityholder acknowledges that the share of Common Stock to be received pursuant to this Agreement have not been, and when issued will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Equityholder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction.

(f) Accredited Investor. Such Equityholder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

(g) Economic Risk. Such Equityholder has substantial experience in evaluating and investing in securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company, has the capacity to protect its own interests and has the ability to bear the economic risks of such Equityholder’s investment. Such Equityholder must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

(h) Rule 144. Such Equityholder acknowledges and agrees that the shares of Common Stock received pursuant to this Agreement must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Equityholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. Such Equityholder understands that no public market now exists for any of the securities issued by the Company pursuant to this Agreement and that a public market may never exist for the Common Stock.

(i) Ownership of Securities. Such Equityholder is the sole beneficial and record owner of the Notes set forth on the exhibits hereto and the Preferred Stock described in the recitals to this Agreement and has good, clear and marketable title to such Notes and Preferred Stock, free of any Liens.

SECTION 5

MISCELLANEOUS

Section 5.1 Waivers and Amendments. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Equityholders unless such modification, amendment or waiver is approved in writing by the Company and the Requisite Equityholders. Any such modification, amendment or waiver given by the Requisite Equityholders, as applicable, in accordance with this Section 5.1 shall be binding on all Equityholders.

Section 5.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at to following addresses (or any other address that any such party may designate by written notice to the other parties):

If the Indigo Equityholders:

c/o Indigo Partners LLC

2525 E. Camelback Road

Suite 800

Phoenix, AZ 85016

Facsimile: (602) 224-1555

Attn: William A. Franke

If to the Oaktree Equityholders:

c/o Oaktree Capital Management, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90401

Facsimile: (213) 830-6394

Attn: Jordon L. Kruse

If to the Company:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Facsimile: (954) 447-7979

Attn: Chief Executive Officer

General Counsel

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Facsimile: (650) 463-2600

Attn: Anthony J. Richmond

If to any other Equityholder:

To the address set forth on the signature page hereto.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the United States mail. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 5.3 Governing Law; Submission to Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS ITSELF AND EACH OTHER RELATED PERSON TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT OR ANY OF ITS SUBSIDIARIES IN ANY LEGAL PROCEEDING RELATING TO THE THIS AGREEMENT. EACH OF THE PARTIES HERE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 5.4 Waiver of Jury Trial, Punitive Damages, Etc. EACH PARTY HERETO HEREBY:

(a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, BEFORE OR AFTER MATURITY;

(b) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND

(c) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 5.5 Entire Agreement. This Agreement and the documents and exhibits referenced herein sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 5.6 Assignment; Successors and Assigns. This Agreement shall be binding upon the parties hereto and their successors and assigns and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that the Company may not delegate or assign any of its obligations hereunder, and any purported delegation or assignment shall be void, unless the Company has obtained the prior written consent of the Requisite Equityholders to such delegation or assignment, which consent the Requisite Equityholders may provide in their sole and absolute discretion. No Person, other than the parties hereto and their permitted successors and assigns, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights are hereby expressly disclaimed; except that Nevada Spirit, LLC is expressly made a third party beneficiary of the provisions of Section 5.12.

Section 5.7 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable). Any signature page delivered electronically or by facsimile (including without limitation transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

Section 5.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 5.9 Specific Performance. The parties hereto recognizes that money damages may be inadequate to compensate the other parties for a breach of its obligations hereunder, and the irrevocably agrees that the other parties shall be entitled to the remedy of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the parties to this Agreement the benefits of this Agreement and that each party shall not object and hereby waive any right to object to such remedy or such granting of other equitable remedies on the grounds that money damages will be sufficient to compensate the parties hereto.

Section 5.10 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 5.11 Restrictive Legends. Each certificate representing Common Stock be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING PURSUANT TO AN AGREEMENT, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCKUP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

Section 5.12 Removal of Legends. Anything to the contrary in Section 4.2(e), Section 4.2(f) and Section 5.11 notwithstanding, promptly following (a) the expiration of the Lock-up Period, upon the written request of such Individual Equityholder, the Company shall exchange, or shall cause its transfer agent to exchange, any stock certificate representing shares of Common Stock recorded in the name of the Individual Equityholder for a certificate that is not imprinted with a legend restricting transfer of the shares under the Lock-up Agreement or under applicable securities laws, or shall cooperate with such Individual Equityholder for the transfer of such shares in book entry form to a securities account designated by such Individual Equityholder or (b) an Individual Equityholder receiving any shares of Common Stock by way of distribution from Holdings II made ratably and without the payment of consideration for the transfer, which shall be confirmed in writing to the Company by the Individual Equityholder, following the expiration of the period during which the shares of Common Stock held by Holdings II may not be transferred under the terms of a lock-up agreement executed by Holdings II pursuant to the Underwriting Agreement, upon the written request of such Individual Equityholder, the Company or its transfer agent shall similarly issue to such Individual Equityholder an unlegended certificate representing such shares or shall cooperate to transfer the shares in book entry form to a securities account; provided, that, in the case of each of (a) or (b), such Individual Equityholder is not, and within the prior 90 days has not been, an affiliate (as defined in Rule 144 as promulgated under the Securities Act of 1933, as amended) of the Company, as shall be evidenced by a letter of representations executed by the Individual Equityholder (unless the Company shall otherwise establish by clear and convincing evidence), and no law or regulation enacted after the date hereof prohibits the Company from removing such legends.

Section 5.13 Withholding. The Company shall be entitled to deduct and withhold from any amounts payable to an Equityholder pursuant to this Agreement, such amounts as the Company is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law with respect to this Agreement and the Tax Receivable Agreement. To the extent that amounts are so withheld and paid over to the appropriate governmental authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of whom such withholding was made. The Company shall provide evidence of such payment to such Equityholder.

Section 5.14 Effectiveness. This Agreement shall become effective on the date hereof. Unless otherwise agreed to be the Requisite Equityholders, if the Initial Public Offering is not consummated on or prior to August 1, 2011, or immediately prior to the Initial Public Offering the Company has not satisfied the Goldman Obligations, then this Agreement shall automatically terminate and be of no force and effect.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SPIRIT AIRLINES, INC.,
a Delaware corporation

By:	/s/ B. Ben Baldanza
Name:	B. Ben Baldanza
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

OCM SPIRIT HOLDINGS II, LLC

By:	Oaktree Capital Management, L.P.,
its managing member

	By:	/s/ Matthew C. Wilson
	Name:	Matthew C. Wilson
	Title:	Managing Director

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Title:	Authorized Signatory

OCM SPIRIT HOLDINGS III, LLC

By:	Oaktree Capital Management, L.P.,
its managing member

	By:	/s/ Matthew C. Wilson
	Name:	Matthew C. Wilson
	Title:	Managing Director

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Title:	Authorized Signatory

OCM SPIRIT HOLDINGS III-A, LLC

By:	Oaktree Capital Management, L.P.,
its managing member

	By:	/s/ Matthew C. Wilson
	Name:	Matthew C. Wilson
	Title:	Managing Director

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Title:	Authorized Signatory

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

OCM SPIRIT HOLDINGS, LLC

By:	Oaktree Capital Management, L.P.,
its managing member

	By:	/s/ Matthew C. Wilson
	Name:	Matthew C. Wilson
	Title:	Managing Director

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Title:	Authorized Signatory

POF SPIRIT FOREIGN HOLDINGS, LLC

By:	Oaktree Capital Management, L.P.,
its managing member

	By:	/s/ Matthew C. Wilson
	Name:	Matthew C. Wilson
	Title:	Managing Director

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Title:	Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

	By:	/s/ Matthew C. Wilson
	Name:	Matthew C. Wilson
	Title:	Authorized Signatory

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Title:	Authorized Signatory

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.

By:	OCM Principal Opportunities Fund III GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Matthew C. Wilson
Name:	Matthew C. Wilson
Title:	Authorized Signatory

By:	/s/ Cass Traub
Name:	Cass Traub
Title:	Authorized Signatory

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

INDIGO MIRAMAR LLC, a Delaware limited liability company

By:	INDIGO MANAGEMENT LLC, a Delaware limited liability company, its manager

By:	/s/ William A. Franke
Name: William A. Franke
Its: Manager

INDIGO FLORIDA, L.P., a Cayman Islands exempted limited partnership

By:	INDIGO PACIFIC PARTNERS L.P., a Cayman Islands exempted limited partnership, its general partner

By:	INDIGO PACIFIC MANAGEMENT LP, A Cayman Islands exempted limited partnership, its general partner

By:	INDIGO PACIFIC CAPITAL LLC, a Delaware limited liability company, its general partner

By:	INDIGO PACIFIC PARTNERS LLC, a Delaware limited liability company, its sole member

By:	/s/ William A. Franke
Name: William A. Franke
Its: Managing Member

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

INDIGO PARTNERS LLC

By:	/s/ William A. Franke
Name: William A. Franke
Its: President and Managing Partner

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

/s/ Jacob M. Schorr
JACOB M. SCHORR, PH.D

/s/ Julianne B. Schorr
JULIANNE B. SCHORR

/s/ Mark Kahan
MARK KAHAN

MARK KAHAN 2005 IRREVOCABLE TRUST F/B/O ELIYAHU MOSHE KAHAN

By:	/s/ Mark Kahan
Mark Kahan, its Trustee

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

THE DAVID B. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977

By:	/s/ Julianne B. Schorr
Julianne B. Schorr, its Trustee

THE ELLIOT A. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977

By:	/s/ Julianne B. Schorr
Julianne B. Schorr, its Trustee

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

THE RAPHAEL A. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977

By:	/s/ Julianne B. Schorr
Julianne B. Schorr, its Trustee

THE DINA L. SCHORR TRUST U/T/A DATED JULY 1, 1980

By:	/s/ Jacob M. Schorr
Jacob M. Schorr, Ph.D, its Trustee

TAURUS INVESTMENT PARTNERS LLC,
an Alaskan limited liability company

By:	/s/ Jacob M. Schorr
Name:	Jacob M. Schorr
Title:	Managing Member

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

/s/ Edward Homfeld
EDWARD HOMFELD

HOMFELD II, LLC,

By:	/s/ Edward Homfeld
Name:	Edward Homfeld
Title:	Managing Member

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

EXHIBIT A

PARI PASSU NOTES

Holder	Date of Note	Principal Amount
Jacob Schorr	July 15, 2005	$777,117.00
Julianne B. Schorr	July 15, 2005	$300,000.00
David B. Schorr Trust	September 10, 2003	$250,000.00
Dina L. Schorr Trust	September 10, 2003	$250,000.00
Elliott A. Schorr Trust	September 10, 2003	$250,000.00
Raphael A. Schorr Trust	September 10, 2003	$250,000.00
Mark Kahan	September 5, 2003	$50,000.00
Mark Kahan	September 5, 2003	$152,000.00
Mark Kahan	September 5, 2003	$343,000.00
Mark Kahan	September 10, 2003	$150,000.00

TOTAL		$2,772,117.00

EXHIBIT B

SUBORDINATED NOTES

Noteholder	Date of Note	Principal Amount
Jacob Schorr	July 15, 2005	$1,083,280.00
Jacob Schorr	May 16, 2000	$1,019,608.00
Jacob Schorr	September 14, 2000	$1,125,000.00
Jacob Schorr	July 19, 2001	$750,000.00
Julianne Schorr	July 15, 2005	$2,162,061.00
Julianne Schorr	September 10, 2003	$125,000.00
Edward Homfeld	July 15, 2005	$2,624,673.00
Homfeld II, LLC	July 15, 2005	$2,016,170.00

TOTAL		$10,905,792.00

EXHIBIT C

TRANCHE A NOTES

Name	Date of Note	Principal Amount of Notes
OCM Spirit Holdings II, LLC	July 13, 2006	$60,475,000.00
OCM Spirit Holdings II, LLC	July 13, 2006	$3,000,000.00
OCM Spirit Holdings II, LLC	July 13, 2006	$3,207,548.00

TOTAL		$66,682,548.00

EXHIBIT D

TRANCHE B NOTES

Name	Date of Notes	Principal Amount of Notes
Indigo Florida L.P.	July 13, 2006	$28,000,000.00
Indigo Miramar LLC	July 13, 2006	$17,000,000.00
OCM Spirit Holdings III, LLC	July 13, 2006	$10,374,843.00
OCM Spirit Holdings III-A, LLC	July 13, 2006	$4,625,157.00

TOTAL		$60,000,000.00

EXHIBIT E

SHORT TERM NOTES

Name	Date of Notes	Principal Amount of Notes
Indigo Miramar LLC	December 29, 2008	$833,333.00
Indigo Miramar LLC	December 29, 2008	$178,572.00
Indigo Florida L.P.	December 29, 2008	$1,666,667.00
OCM Principal Opportunities Fund II, L.P.	December 29, 2008	$714,285.71
OCM Spirit Holdings III, LLC	December 29, 2008	$1,607,142.85

TOTAL		$5,000,000.56

EXHIBIT F

LOCK-UP AGREEMENT

The Individual Equityholders will not, without the prior written consent of the Requisite Equityholders, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Individual Equityholders or any affiliate of the Individual Equityholders or any person in privity with the Individual Equityholders), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 120 days after the date of the underwriting agreement (the “Underwriting Agreement”) entered into in connection with the Initial Public Offering (as the same may be extended pursuant to the next succeeding paragraph, the “Lock-up Period”); provided that the Requisite Equityholders have entered into a lock-up agreement pursuant to the Underwriting Agreement on similar terms for a period that is not less than 30 days longer than the Lock-up Period and includes provisions for extension similar to those provided in the next succeeding paragraph. The Requisite Equityholders shall not release the Individual Equityholders before the end of the Lock-up Period unless such Requisite Equityholders have been released from the lock-up agreement signed by such Requisite Equityholders pursuant to the Underwriting Agreement, but, in the event that the Requisite Equityholders have been so released, they shall release the Individual Equityholders to the same extent.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-up Period, or (ii) prior to the expiration of the Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the Requisite Equityholders waive, in writing, such extension; provided that the Requisite Equityholders shall waive such extension if the extension is waived under the lock-up agreement signed by the Requisite Equityholders pursuant to the Underwriting Agreement. In no event, however, shall such extension continue beyond the date that is 34 days from the last day of the Lock-up Period. The Individual Equityholders hereby acknowledge that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-up Period and agrees that any such notice properly delivered will be deemed to have given to, and received by, the Individual Equityholders.

2

Notwithstanding the foregoing, each of the Individual Equityholders may transfer shares of Common Stock (or any securities convertible into, exercisable for, or exchangeable for Common Stock) (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of such Individual Equityholder or the immediate family of such Individual Equityholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any third party granted an interest in such Individual Equityholder’s will or under the laws of descent, provided that such grantee agrees to be bound in writing by the restrictions set forth herein, (iv) in transactions relating to shares of Common Stock acquired by such Individual Equityholder in open market transactions after the completion of the Initial Public Offering, provided that no filings by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction, (v) if such Individual Equityholder is a corporation, business trust, association, limited liability company, partnership, limited liability partnership or other entity (individually, an “Entity”), to any equityholder of such Entity or any other Entity which is directly or indirectly controlled by, or is under common control with, the such Individual Equityholder, provided, to the extent such transfer is consummated prior to the expiration of the Lock-up Period, it that it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such securities subject to the provisions of this lock-up agreement and there shall be no further transfer of such securities except in accordance with this lock-up agreement, and provided further that any such transfer shall not involve a disposition for value, or (vi) dispositions to the Company, during the Lock-up Period, by such Individual Equityholder of shares of Common Stock for the purpose of raising proceeds to cover the reasonably estimated U.S. federal or state tax liability incurred by such Individual Equityholder as a result of the vesting, during the Lock-up Period, of restricted shares of Common Stock heretofore granted to such Individual Equityholder, provided each such disposition shall occur on or about the time of such vesting and shall be of an amount of shares of Common Stock that raises gross proceeds that, as nearly as reasonably practicable, approximate such tax liability. In addition, each of the Individual Equityholders shall, during the Lock-up Period, be entitled to establish a 10b5-1 plan for the sale of shares of Common Stock pursuant to the terms and conditions of such plan, provided that no sale of shares of Common Stock under such plan shall be allowed until after the expiration of the Lock-up Period.

For purposes of this Lock-up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

If the Company notifies the Individual Equityholders in writing that it does not intend to proceed with the Initial Public Offering or for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this Lock-up Agreement shall likewise be terminated.